Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 30, 2010, accompanying the consolidated financial statements and schedule included in the Annual Report of Vasomedical, Inc. and Subsidiaries on Form 10-K for the fiscal year ended May 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Vasomedical, Inc. and Subsidiaries on Forms S-8 (File No. 333-86152, effective April 12, 2002, File No. 333-42692, effective August 1, 2000, File No. 333-85457, effective August 18, 1999, File No. 333-85455, effective August 18, 1999, File No. 333-60471, effective August 3, 1998).

/s/ Rothstein, Kass & Company
ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
August 30, 2010